UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

DEVCON INTERNATIONAL CORP.

(Name of Registrant as Specified in Its Charter)

DEVCON INTERNATIONAL CORP.

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

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(4)	Date Filed:

DEVCON INTERNATIONAL CORP.

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

October 11, 2006

Dear Shareholder:

You are cordially invited to attend our 2006 annual meeting of shareholders, which will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, November 10, 2006 at 11:00 a.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) persons to our board of directors to serve until the 2007 annual meeting or until their successors have been duly elected and qualified;

(2)	Approval and adoption of our new 2006 Incentive Compensation Plan; and

(3)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The board of directors recommends that you vote in favor of the election of the nominated directors and the adoption of our 2006 Incentive Compensation Plan.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors,

Stephen J. Ruzika
Chief Executive Officer and President

DEVCON INTERNATIONAL CORP.

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 10, 2006

To our shareholders:

Our 2006 annual meeting of shareholders will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, November 10, 2006 at 11:00 a.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) members to our board of directors to serve until the 2007 annual meeting or until their successors have been duly elected and qualified;

(2)	Approval and adoption of our new 2006 Incentive Compensation Plan; and

(3)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

We have fixed the close of business on September 25, 2006 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors,

Stephen J. Ruzika
Chief Executive Officer and President

Boca Raton, FL

October 11, 2006

YOUR VOTE IS IMPORTANT.

This is an important meeting and you are invited to attend the meeting in person. Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

DEVCON INTERNATIONAL CORP.

595 South Federal Highway

Suite 500

Boca Raton, Florida 33432

PROXY STATEMENT

2006 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information relating to our 2006 annual meeting of shareholders to be held on Friday, November 10, 2006, beginning at 11:00 a.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, and to any adjournments or postponements. Our board of directors is soliciting your proxy with respect to the matters to be voted upon at this meeting. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is October 11, 2006.

You should review the information provided in this proxy statement together with our 2006 Annual Report, which accompanies this proxy statement. Our telephone number is (561) 955-7300.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote on the election of the nominated directors and the adoption of our 2006 Incentive Compensation Plan, or the 2006 plan. In addition, we will report on our performance and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

If you are the record holder of shares of our common stock at the close of business on September 25, 2006, the record date, you are entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote with respect to all matters to be acted upon at the annual meeting.

Who can attend the meeting?

Only holders of our common stock as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of our common stock will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had issued and outstanding 6,033,879 shares of common stock. Proxies received, but marked as abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is included after the description of each proposal in this proxy statement. In summary, the board of directors recommends a vote:

•	for the election of the nominated slate of directors; and

•	for approval and adoption of our new 2006 Incentive Compensation Plan.

The board of directors does not know of any other matters that may be brought before the meeting. In the event that any other matter should properly come before the annual meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

2006 Incentive Compensation Plan. The affirmative vote, either in person or by proxy, of the holders of a majority of eligible shares outstanding as of the record date is required to approve and adopt the 2006 plan.

Other Proposals. For any other proposal, the affirmative vote, either in person or by proxy, of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval. A properly marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of shares of our common stock held by these persons. We will reimburse these persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies without additional compensation by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

How is the meeting conducted?

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Only holders of our common stock as of the record date, or their duly appointed proxies, may attend the annual meeting. Our principal executive offices are located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, and our telephone number is (561) 955-7300. A list of shareholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder.

How are votes tabulated?

The votes will be tabulated and certified by our transfer agent: Continental Stock Transfer & Trust.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information concerning us may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at the Public Reference Room, 100 F Street, N.E. Washington, DC 20549 and at the regional offices of the Commission located at 3 World Financial Center, Room 4300, New York, New York 10281 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, certain electronically filed documents, including current reports, quarterly reports and annual reports, can be obtained from the Commission’s website at http://www.sec.gov or our website at www.devc.com under the Investor Relations section. In addition, we will provide without charge to each person to whom a copy of this proxy statement is delivered a copy of any of the foregoing documents (other than exhibits). Requests for such documents should be addressed to our Corporate Secretary at Devcon International Corp., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

SECURITY OWNERSHIP

Our voting securities outstanding as of September 25, 2006, the record date, consisted of 6,033,879 shares of common stock. The following table shows as of the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock, before and as adjusted to reflect the sale of the securities, by the following:

(a)	each person known to us to own beneficially more than 5 percent of the outstanding shares of our common stock;

(b)	each of our directors;

(c)	all individuals serving as our Chief Executive Officer or acting in a similar capacity during 2005;

(d)	each nominee for director (but does not take into account any options that would be granted to that nominee if elected at the annual meeting);

(e)	our four most highly compensated executive officers other than our Chief Executive Officer, who had annual salary and bonus for 2005 in excess of $100,000; and

(f)	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)(3)
	Shares	Percent
Donald L. Smith, Jr. (4)	1,410,434	23.07%
Smithcon Family Investments, Ltd (5)	1,007,765	16.70%
Richard L. Hornsby (6)	108,499	1.79%
Gustavo R. Benejam (7)	19,000	*
W. Douglas Pitts (8)	18,000	*
Richard C. Rochon (9)	6,008,000	59.83%
Mario B. Ferrari (10)	6,008,000	59.83%
Per-Olof Lööf (11)	8,000	*
Stephen J. Ruzika (12)	975,975	14.29%
Donald L. Smith, III (13)	163,674	2.69%
Donald K. Karnes (14)	55,838	*
Coconut Palm Capital Investors I, Ltd. (15)	6,000,000	59.80%
CSS Group, Inc. (16)	650,000	9.72%
RPCP Investments, LLLP (17)	1,350,000	18.28%
Patricia L. Armstrong Trust (18)	381,659	6.32%
David Rulien (19)	50,000	*
Ron G. Lakey	—	*
Kevin M. Smith (20)	140,448	2.33%
George M. Hare	—	*
P. Rodney Cunningham (21)	50,000	*
All directors, director-nominees and executive officers as a group (15 persons)	8,079,760	78.27%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the beneficial owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.
(2)	Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person upon the exercise of warrants or options within 60 days of the record date. Each beneficial owner’s percentage is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days of the date of the table, have been exercised.
(3)

The disclosure contained in the footnotes below excludes the effect of a voting agreement entered into in connection with a Securities Purchase Agreement, dated February 10, 2006, between us and the institutional investors set forth therein. The voting agreement shall terminate upon the date shareholder approval to (i) amend our articles of incorporation to provide for the creation of Series A convertible preferred stock and enter into a certificate of designations and (ii) issue 45,000 shares of our to-be-authorized Series A convertible preferred stock, is deemed effective after mailing an Information Statement on Schedule 14C to our shareholders. For more information concerning the voting agreement, see “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement” below.

(4)	Mr. Smith’s holdings consist of (i) 305,481 shares directly owned by Mr. Donald L. Smith, Jr., (ii) 1,007,765 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc., a corporation that is wholly owned by Mr. Smith, (iii) 17,628 shares held by Smithcon Investments and (iv) 79,560 shares issuable upon exercise of options that are presently exercisable.
(5)	All 1,007,765 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (4) for a description of the relationship between Smithcon Family Investments, Ltd. and Mr. Smith.
(6)	Consists of (i) 78,499 shares directly owned by Mr. Hornsby and (ii) 30,000 shares issuable upon exercise of an option that is presently exercisable, granted by Mr. Donald L. Smith, Jr., to Mr. Hornsby to purchase shares of Mr. Smith’s common stock at an exercise price of $2.33 per share.
(7)	Consists of (i) 10,000 shares owned by Mr. Benejam and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable.
(8)	Consists of (i) 17,000 shares owned by Mr. Pitts and (ii) 1,000 shares issuable upon exercise of options that are presently exercisable.
(9)	Consists of 8,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date. Also consists of 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of presently exercisable warrants that Coconut Palm Capital Investors I, Inc. has the power to vote pursuant to proxies granted to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., by the limited partners of Coconut Palm Capital Investors I, Ltd. in connection with the redemption of their limited partnership interests. Pursuant to the proxies, Coconut Palm Capital Investors I, Inc., has the power to vote, in its sole discretion, all of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Rochon, due to Mr. Rochon’s status as the sole shareholder and an officer and a director of Coconut Palm Capital Investors I, Inc., and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Inc. Mr. Rochon disclaims beneficial ownership of the shares attributed to him pursuant to this proxy. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Of the 2,000,000 shares of common stock the Coconut Palm entities have the right to vote, 83,333 of these shares are owned directly by Mr. Rochon. Of the 4,000,000 shares of common stock underlying warrants with respect to which the Coconut Palm entities have the right to vote, Mr. Rochon directly owns 83,333 shares issuable upon exercise of these presently exercisable warrants and an additional 1,350,000 shares of common stock issuable upon exercise of presently exercisable warrants are owned of record and beneficially by RPCP Investments, LLLP. Beneficial ownership of such shares is assumed to be attributed to Mr. Rochon due to Mr. Rochon’s status as an officer and a director of RPCP Investments, Inc., the general partner of RPCP Investments, LLLP. Mr. Rochon disclaims beneficial ownership of the shares attributed to him pursuant to this proxy.
(10)	Consists 8,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date. Also consists of 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of presently exercisable warrants that Coconut Palm Capital Investors I, Inc. has the power to vote pursuant to proxies granted to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., by the limited partners of Coconut Palm Capital Investors I, Ltd. in connection with the redemption of their limited partnership interests. Pursuant to the proxies, Coconut Palm Capital Investors I, Inc., has the power to vote, in its sole discretion, all of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Inc. Mr. Ferrari disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Inc. is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.
(11)	Consists of 8,000 shares issuable upon exercise of options that are presently exercisable.
(12)

Includes (i) 181,533 shares directly held by Mr. Ruzika, (ii) 33,333 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date and does not include 16,667 shares issuable upon exercise of options that will not be exercisable within 60 days of the record date and (iii) 111,110 shares issuable upon exercise of presently exercisable warrants. Of the 181,532 shares directly held by Mr. Ruzika, 111,110 were received in connection with the redemption described in this footnote below and the remaining 70,422 were owned directly by Mr. Ruzika prior to such redemption. Also, includes 650,000 shares of common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by CSS Group, Inc. Assumes beneficial ownership of such shares is attributed to Mr. Ruzika due to Mr. Ruzika’s status as an officer and a director of CSS Group and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by CSS Group. Mr. Ruzika disclaims beneficial ownership of the shares attributed to him pursuant to his ownership of CSS Group. In addition, in connection with Mr. Ruzika’s redemption of his limited partnership interest in Coconut Palm Capital Investors I, Ltd., he granted a proxy to Coconut Palm Capital Investors, Inc. to vote, in its sole discretion, 111,110 shares of the common stock directly owned by him and received in connection with the redemption, 111,110 shares issuable upon exercise of the warrants owned directly by him and the 650,000 shares of our common stock issuable upon exercise of the warrants that are directly owned by CSS Group.

(13)	Includes (i) 63,964 shares directly owned by Mr. Donald L. Smith, III and his wife, (ii) 38,200 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership and (iii) 61,510 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date. Mr. Smith’s employment terminated effective as of August 31, 2006.
(14)	Consists of (i) 36,394 shares owned by Mr. Karnes and (ii) 19,444 shares issuable upon exercise of presently exercisable warrants. In connection with Mr. Karnes’ redemption of his limited partnership interest in Coconut Palm Capital Investors I, Ltd., he granted a proxy to Coconut Palm Capital Investors I, Inc. to vote, in its sole discretion, 19,444 shares of our common stock that he beneficially owns and 19,444 shares of common stock issuable upon exercise of the warrants that he beneficially owns. See “Voting Arrangements—Coconut Palm Voting Arrangements.”
(15)	The address for Coconut Palm Capital Investors I, Inc. is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. Consists of 2,000,000 shares of our common stock and an additional 4,000,000 shares of our common stock issuable upon exercise of presently exercisable warrants that Coconut Palm Capital Investors I, Inc. has the power to vote pursuant to proxies granted to Coconut Palm Capital Investors I, Inc., as general partner of Coconut Palm Capital Investors I, Ltd., by the limited partners of Coconut Palm Capital Investors I, Ltd. in connection with the redemption of their limited partnership interests. Pursuant to the proxies, Coconut Palm Capital Investors I, Inc., has the power to vote, in its sole discretion, the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. See “Voting Arrangements—Coconut Palm Voting Arrangements.” Beneficial ownership may also be attributed to Messrs. Rochon and Ferrari as described in footnotes (9) and (10) above, respectively. Messrs. Rochon and Ferrari disclaim beneficial ownership of these shares. The information with respect to Coconut Palm is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.
(16)	Consists of 650,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by CSS Group. In addition, beneficial ownership may be attributed to Mr. Ruzika as described in footnote (12) above. CSS Group owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has granted a proxy to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., to vote in its sole discretion, all of its shares of our common stock. The information with respect to CSS Group is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006. See “Voting Arrangements—Coconut Palm Voting Arrangements.”
(17)	The address for RPCP is 595 South Federal Highway, Suite 600, Boca Raton, Florida 33432. Consists of 1,350,000 shares of our common stock issuable upon exercise of presently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. In addition, beneficial ownership of such shares may be attributed to RPCP Investments, Inc., the general partner of RPCP, due to its power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP. Beneficial ownership may also be attributed to Messrs. Rochon and Ferrari as described in footnotes (9) and (10) above, respectively. RPCP owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has granted a proxy to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., to vote in its sole discretion, all of its shares of our common stock. The information with respect to RPCP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006. See “Voting Arrangements—Coconut Palm Voting Arrangements.”
(18)	Consists of (i) 372,659 shares and (ii) 9,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date, all of which were formerly owned by Mr. Robert D. Armstrong, a former director of ours, who passed away on May 21, 2005.
(19)	Consists of 50,000 shares issuable upon exercise of options that are presently exercisable or exercisable within 60 days of the record date.
(20)	Includes (i) 76,848 shares directly owned by Mr. Kevin M. Smith and his wife and (ii) 63,600 shares beneficially owned that are held in trust by Kevin M. Smith for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership. The information with respect to Mr. Smith is based solely on previously filed Form 4s and his Separation Agreement with us, which became effective on June 15, 2005, and information provided to us by Mr. Smith through April 7, 2006.
(21)	Effective as of February 15, 2006, Mr. Cunningham was appointed to our board of directors. Consists of (i) 25,000 shares directly held by Mr. Cunningham and (ii) 25,000 shares issuable upon exercise of presently exercisable warrants. Mr. Cunningham owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has granted a proxy to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., to vote in its sole discretion, all of his shares of our common stock. See “Voting Arrangements—Senior Management” and “Coconut Palm Voting Arrangements” below.

Voting Arrangement

Coconut Palm Voting Arrangements

On April 4, 2005, one of our shareholders, Coconut Palm Capital Investors I, Ltd., distributed an aggregate of 396,674 shares of our common stock plus warrants to purchase 396,674 additional shares of our common stock to certain of its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $1,000.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners include Coconut Palm Capital Investors I, Inc., which entity is also the general partner of Coconut Palm, CSS Group, Inc., RPCP Investments, LLLP, as well as Messrs. Ruzika, Rochon, Ferrari and Karnes. Messrs. Rochon and Ferrari also are officers and directors of Coconut Palm Capital Investors I, Inc. Mr. Ruzika is an officer and director of CSS Group, Inc. None of the above named limited partners were involved in the first distribution. In connection with the first distribution of shares, Coconut Palm’s limited partners who had been redeemed granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, all of the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Subsequently, on April 14, 2005, Coconut Palm distributed an aggregate of 19,992 shares of our common stock plus warrants to purchase 19,992 additional shares of our common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $250.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Similar to the first distribution of shares, in connection with the second distribution of shares, Coconut Palm’s limited partners who had been redeemed granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, all of the securities owned by the limited partners at any meeting of Devcon’s shareholders, as well as in any action by written consent of Devcon’s shareholders.

Finally, on June 28, 2005, Coconut Palm distributed 1,583,334 shares of our common stock plus warrants to purchase 3,583,334 additional shares of our common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. This third distribution represented all of the remaining common stock and warrants held by Coconut Palm. No payment was made by the limited partners to Coconut Palm in connection with the third distribution of shares. Coconut Palm’s limited partners who had been redeemed did, however, grant to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, all of the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

The holders of the largest limited partner interests in Coconut Palm prior to the redemptions were CSS Group, Inc., an entity for which Stephen J. Ruzika, our Chief Executive Officer and President, serves as an officer and a director, and RPCP Investments, LLLP, an entity for which Richard C. Rochon, our Chairman of the Board, and Mario G. Ferrari, another director of ours, serve as officers and directors. As a result of these limited partner interest holdings, CSS Group, Inc. received, in exchange for the redemption of its limited partner interests, warrants to purchase 650,000 shares of our common stock, and RPCP Investments, LLLP received, in exchange for the redemption of its limited partner interests, warrants to purchase 1,350,000 shares of our common stock.

Other holders of substantially smaller limited partner interests include Richard C. Rochon, our Chairman of the Board who received in exchange for the redemption of his limited partner interests 83,333 shares of our common stock and warrants to purchase 83,333 shares of our common stock, Stephen J. Ruzika, our Chief Executive Officer and President, who received in exchange for the redemption of his limited partner interests 111,110 shares of our common stock and warrants to purchase 111,110 shares of our common stock, Donald K. Karnes, a director of ours, who received in exchange for the redemption of his limited partner interests 19,444 shares of our common stock and warrants to purchase 19,444 shares of our common stock and P. Rodney Cunningham, another director of ours who received in exchange for the redemption of his limited partner interests 25,000 shares of our common stock and warrants to purchase 25,000 shares of our common stock.

The proxy granted by these limited partners to Coconut Palm Capital Investors I, Inc. terminates upon the transfer of the securities to a third party.

Senior Management and Coconut Palm Voting Arrangement

As more fully described in our Information Statement on Schedule 14C filed with the Securities and Exchange Commission on September 18, 2006, on February 10, 2006, we entered into a securities purchase agreement with certain accredited investors with respect to the private placement of an aggregate principal amount of $45 million of notes, along with warrants to acquire an aggregate of 1,650,943 shares of our common stock subject to certain caps based upon the Nasdaq Marketplace Rules. The issuance of the notes and the warrants was completed as an initial step to the private placement of the Series A convertible preferred stock, which we anticipate issuing to the same accredited investors in exchange for the notes. The notes and warrants were issued to allow us to complete our acquisition of Guardian International, Inc. in a timely manner and avoid certain payments which would have been due to Guardian as a result of our failure to do so, including forfeiture of a $3 million deposit. We anticipate that the private placement investors will subsequently receive an aggregate of 45,000 shares of our Series A convertible preferred stock in exchange for notes bearing an aggregate principal amount equal to $45,000,000 and for no additional consideration. Accordingly, each share of our Series A convertible preferred stock will have a liquidation preference equal to $1,000. The transaction is subject to customary closing conditions. The sale of the notes and the common stock warrants and the closing of the Guardian acquisition occurred on March 6, 2006. The sale of the shares of our Series A convertible preferred stock is expected to take place on or before November 10, 2006.

In connection with the transactions discussed above, on February 10, 2006, the holders of 3,082,640 shares of our issued and outstanding common stock representing approximately 51.4% of the votes entitled to be cast at a meeting of our shareholders executed a written consent approving the amendment to our Articles of Incorporation, the private placement, the issuance of the to be created and issued Series A convertible preferred stock and the common stock warrants and the subsequent issuance of the common stock issuable upon conversion of the to be created and issued Series A convertible preferred stock, the exercise of the common stock warrants or distribution of any dividends paid in the form of common stock on the Series A convertible preferred stock. These shareholders have also entered into a voting agreement under the terms of which they have agreed to vote the shares they represent in favor of the same matters if these matters are submitted to a vote of our shareholders at a meeting of our shareholders. The parties to this voting agreement consisted of Stephen J. Ruzika, Donald L. Smith, Jr., Smithcon Family Investments, Ltd., Smithcon Investments, Inc., George Hare, Ron G. Lakey, Richard C. Rochon, Coconut Palm Capital Investors I, Ltd. and Coconut Palm Capital Investors I, Inc. Messrs. Ruzika, Hare and Lakey are executive officers of ours, and Messrs. Smith and Rochon are members of our board of directors. Smithcon Family Investments, Ltd. is a family limited partnership through which Mr. Smith beneficially owns some shares of our common stock and Smithcon Investments, Inc. is the general partner of Smithcon Family Investments, Ltd. As discussed previously, Coconut Palm Capital Investors I, Inc. was granted a proxy to vote, in its sole discretion, shares of our common stock owned by the former limited partners of Coconut Palm Investments I, Ltd. and is a party to the voting agreement both in its capacity as proxy holder as well as on its own behalf with respect to the shares of our common stock it owns directly.

Arrangements Possibly Resulting in a Change in Control

As of the record date, no single party has control over Devcon. The shareholder who owns beneficially and of record the largest number of shares is our founder and former Chairman, Chief Executive Officer and President, Donald L. Smith, Jr., who owns of record, directly and indirectly through control of Smithcon Family Investments, Ltd. and Smithcon Family Investments, Inc., 1,308,474 shares, or approximately 21.8% of the outstanding shares of our common stock. In addition, as outlined in Note 2 to the Security Ownership table set forth above, including the ownership of options that are presently exercisable or exercisable within 60 days of the record date and including Mr. Smith’s participation in the voting agreement described under “Senior Management and Coconut Palm Voting Arrangement” described above, Mr. Smith beneficially owns an aggregate of 7,378,474 shares, or approximately 74.6% of the outstanding shares of our common stock.

No other shareholder owns of record directly or indirectly more shares of our common stock than Mr. Smith. Previously, upon exercise of warrants it held, Coconut Palm Capital Investors I, Ltd. would have owned of record 6,000,000 shares of our common stock (including 2,000,000 shares, or 33% of the outstanding shares of our common stock, Coconut Palm owned of record) giving it beneficial ownership of approximately 60% of our common stock outstanding as of the record date. Accordingly, if Coconut Palm were to have retained and exercised its warrants, it would have owned of record enough shares of our common stock to control our Company.

However, as described above under “Coconut Palm Voting Arrangements”, between April 2005 and June 2005, Coconut Palm engaged in a series of distributions in which it distributed all of its common stock and common stock warrants to its limited partners in exchange for the redemption of their respective limited partnership interests. In connection with these distributions, Coconut Palm’s limited partners who had been redeemed granted to Coconut

Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., a proxy to vote, in its sole discretion, the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Of the Coconut Palm limited partners receiving shares and warrants in the distribution, the limited partner receiving beneficial ownership of the greatest number of our shares was RPCP Investments, LLLP, which received warrants exercisable into 1,350,000 shares of our common stock, or 18.33% of our common stock outstanding as of the record date. No individual limited partner received shares of common stock and common stock warrants which would grant him, her or it beneficial ownership over shares of our common stock exceeding 18.33% of our common stock outstanding as of the record date.

In addition, on February 10, 2006, Coconut Palm Investors I, Ltd. and Coconut Palm Capital Investors I, Inc. entered into the subsequent voting agreement described above under “Senior Management and Coconut Palm Voting Arrangement”. Coconut Palm Capital Investors I, Inc. entered into this second voting agreement both on its own behalf with respect to any remaining shares or warrants Coconut Palm Capital Investors I, Inc. still owned of record and as proxy holder with the power to vote the shares of our common stock owned of record by the Coconut Palm Capital Investors I, Ltd. limited partners. Accordingly, the effect of the proxy granted by the limited partners to Coconut Palm Capital Investors I, Inc. coupled with Coconut Palm Capital Investors I, Inc.’s participation in the second voting agreement on its own behalf and as proxy holder was to grant Coconut Palm Capital Investors I, Inc. (and Richard C. Rochon and Mario B. Ferrari by virtue of the control over Coconut Palm) beneficial ownership of 7,378,474 shares of our common stock, or 73.8% of our common stock outstanding. The entry by these shareholders into the second voting agreement did not constitute a change of control under Florida law.

All parties have disclaimed the beneficial ownership attributable to them by virtue of the proxy granted by the limited partners or the subsequent voting agreement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that the number of directors to serve on our board of directors shall be determined by the board of directors and shall be at least five. Currently, the number of directors authorized to serve on our board of directors is nine.

We are seeking shareholder election of nine members to our board of directors. All nominees for election as a director are current members of our board of directors and those nominees that are elected will hold office until the 2007 annual meeting of our shareholders, expected to occur in October 2007, or until their successors have been duly elected and qualified. Messrs. Richard C. Rochon, Gustavo R. Benejam, P. Rodney Cunningham, Mario B. Ferrari, Richard L. Hornsby, Donald K. Karnes, Per-Olof Lööf, W. Douglas Pitts and Donald L. Smith, Jr. currently serve as directors and have been reviewed and recommended for nomination by our nominating and corporate governance committee and nominated by our board of directors for re-election at the annual meeting.

In the event that any nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of those person or persons as shall be recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.

The directors standing for re-election are:

Richard C. Rochon, 49, has been our Chairman since January 24, 2006 and a director of ours since 2004. Mr. Rochon is currently Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm. Previously, Mr. Rochon served for 14 years as President of Huizenga Holdings, Inc. a management and holding company owned by H. Wayne Huizenga. Mr. Rochon was a seventeen-year veteran of the Huizenga organization, joining in 1985 as Treasurer and promoted to President in 1988. Huizenga Holdings’ investments included several publicly-held companies that became market leaders in their respective industries, including Blockbuster Entertainment Corporation, Republic Waste Industries, Inc., AutoNation, Inc., and Boca Resorts, Inc. Mr. Rochon has also served as sole director for many of Huizenga Holdings’ portfolio companies and has served as Vice Chairman of Huizenga Holdings. Mr. Rochon also serves as Chairman of publicly-held Sunair Services Corporation and Coconut Palm Acquisition Corp. and director of Century Business Services, Inc. and Bancshares of Florida, Inc. From 1979 until 1985 Mr. Rochon was employed as a certified public accountant by the public accounting firm of Coopers & Lybrand. L.L.P. Mr. Rochon received his B.S. in Accounting from Binghamton University (formerly State University of New York at Binghamton) in 1979 and his Certified Public Accounting designation in 1981.

Donald L. Smith, Jr., 85, a co-founder of ours, has served as a director of ours since 1951. Mr. Smith served as our Chairman of the Board from our formation in 1951 to January 24, 2006. From 1951 until April 2005, he also served as our Chief Executive Officer, and from 1951 until October 2004, he served as our President.

Richard L. Hornsby, 70, a director of ours since 1975, is currently retired. Mr. Hornsby served as our Executive Vice President from March 1989 to December 2004 and as our Vice President from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of ours since 1975 and served as Vice President-Finance from 1972 to 1977.

W. Douglas Pitts, 66, a director of ours since 1996, is Chairman of the Board and Chief Executive Officer of Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of Courtelis Company from 1983 to 1995.

Gustavo R. Benejam, 51, a director of ours since 2003, is currently providing consulting services to various companies. Prior to that, from February 2000 to October 2002, he served as Chief Operating Officer of AOL Latin America, and prior to that, from October 1996 to February 2000, he served as Regional Vice President for Frito Lay’s Caribbean division. Mr. Benejam has also worked in various positions for Pepsico, including as Pepsico’s President-Latin America. Mr. Benejam has an MBA from Indiana University.

Mario B. Ferrari, 28, a director of ours since 2004, is currently a Principal at Royal Palm Capital Partners, a private investment and management firm. Mr. Ferrari is also a director of publicly held Sunair Services Corporation and Coconut Palm Acquisition Corp. Prior to joining Royal Palm Capital Partners in 2002, he worked as an investment banker with Morgan Stanley & Co. from 2000 to 2002, where he served as a founding member of the Private Equity Placement Group. Previously from 1997 thru 1999, Mr. Ferrari was co-founder of PowerUSA, LLC, a retail energy services company. Mr. Ferrari has a B.S. in Finance and International Business, magna cum laude, from Georgetown University.

Per-Olof Lööf, 55, a director of ours since 2004, was named Chief Executive Officer and director of South Carolina based KEMET Corporation effective April 4, 2005; Mr. Lööf is also a director of Global Options, Inc., a security consulting firm based in New York City. From 2001 to 2004, Mr. Lööf was a Senior Vice President of Tyco Fire and Security, a subsidiary of Tyco International Ltd. From August 1999 to November 2001, Mr. Lööf was President and Chief Executive Officer of Sensormatic Electronics, Inc., a leading company in the electronic security industry. During his tenure, he successfully led the company through a turnaround and managed a successful acquisition of Sensormatic by Tyco International Ltd. From 1995 to June 1999, Mr. Lööf was Senior Vice President of NCR’s Financial Solutions Group, a supplier to the retail financial services industry. From 1994 to 1995, Mr. Lööf was President and Chief Executive Officer of AT&T Istel Co., a Europe-based provider of integrated computing and communication services. From 1982 to 1994, Mr. Lööf held a variety of management positions with Digital Equipment Corporation, including Vice President of Sales and Marketing for Europe and Vice President, Financial Services Enterprise for Europe. Mr. Lööf holds a MSc degree in economics and business from the Stockholm School of Economics.

P. Rodney Cunningham, 58, a director of ours since February 16, 2006, is involved in real estate development in Florida and in the northeast United States. Mr. Cunningham has over 30 years experience in the passenger transportation and wireless communications industries. He founded Boca Raton Transportation, Inc. in 1978 and continues to serve as its President. Mr. Cunningham founded Cunningham Communications, Inc. in 1984, and served as President until its assets were sold to Motorola and Nextel in 1998. He co-founded Palm Beach Transportation, Inc. in 1986 and served as its President until it was sold to Coach USA, Inc. in 1999. Mr. Cunningham majored in accounting at Goldey Beacom College and the University of Delaware.

Donald K. Karnes, 55, a director of ours since October 21, 2005, is currently a director of Ameripride Services Inc., a uniform rental business. Mr. Karnes has been a member of the board of directors of Ameripride Services since 2003 and has served on its audit committee and nominating committee. From 1996 to 2004, Mr. Karnes served as Group President of TruGreen Companies L.L.C., which included the divisions of TruGreen LawnCare and TruGreen LandCare. Mr. Karnes also served as President of Terminix International Company L.P.

from 1996 to 2000. In 1997, Mr. Karnes was named Chief Operating Officer of Terminix International. Prior to holding office with Terminix International and TruGreen Companies, Mr. Karnes was the President and Chief Operating Officer of a division of TruGreen Companies, TruGreen ChemLawn, from 1991 to 1996. During such time, TruGreen Companies acquired ChemLawn and Mr. Karnes led the successful combination and integration of the two companies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL

NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, Nasdaq has enacted changes to its corporate governance and listing requirements which changes have been approved by the Securities and Exchange Commission. In response to these actions, our board of directors has initiated the below actions consistent with certain of the proposed rules.

Independent Directors

A majority of the members of our board of directors is independent according to the new Nasdaq Corporate Governance rules. In particular, our board of directors has in the past evaluated, and our nominating committee will in the future evaluate, periodically the independence of each member of the board of directors. We anticipate that upon the election of the proposed slate of directors our board of directors will be comprised of a majority of independent directors.

The committee or board analyzes whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the board of directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the board of directors is a current employee of ours or was an employee of ours within three years preceding the date of determination;

3.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor, or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the board of directors receives any consulting, advisory, or other compensatory fee from us, other than in his or her capacity as a member of our audit committee, our board of directors or any other board committee, or fixed amounts of compensation under a retirement plan (including deferred compensation for prior service with us) and reimbursement for reasonable expenses incurred in connection with such service and for reasonable educational expenses associated with board or committee membership matters;

6.	Whether the member is an executive officer of ours or owns specified amounts of our securities – for purposes of this determination, a member will not lose his or her independent status due to levels of stock ownership so long as the member owns 10% or less of our voting securities or we determine that this member’s ownership above the 10% level does not affect his or her independence;

7.	Whether an immediate family member of the member of the board of directors is a current executive officer of ours or was an executive officer of ours within three years preceding the date of determination;

8.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any affiliate of ours, or (ii) any former internal or external auditor of ours or any affiliate of ours which performed services for us within three years preceding the date of determination; and

9.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the board of directors as an executive officer.

The above list is not exhaustive and the committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, our board of directors affirmatively determined that W. Douglas Pitts, Gustavo R. Benejam, Per-Olof Lööf, Donald K. Karnes and Rodney Cunningham are independent of Devcon and our management under the standards set forth above. Donald L. Smith, Jr. and Richard L. Hornsby are considered inside directors because of their past employment as our senior executives. Richard C. Rochon and Mario B. Ferrari are considered non-independent outside directors because of their relationship with Coconut Palm Capital Partners, Ltd., an entity that made an $18 million investment in us in June 2004 and received beneficial ownership of approximately 37% of our shares of common stock as of such date (approximately 59.95% of our shares of common stock as of March 31, 2006) as a consequence. As a result of this analysis, Messrs. Smith, Hornsby, Rochon and Ferrari are precluded from sitting on our audit committee. Mr. Pitts was determined to be independent in accordance with the Nasdaq rules and regulations concerning independence and in accordance with the independence rules and regulations enacted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for membership on our audit committee, notwithstanding he is President of Courtelis Company, a company that manages the operations of ZSC South, a joint venture in which Devcon owns a 50% interest and which is in the process of being liquidated, and notwithstanding that Mr. Pitts himself owns a 5% interest in ZSC South. Mr. Pitts was determined to be independent due to the fact that he does not own a controlling equity interest in Courtelis Company and he receives no fees from Devcon as a result of these relationships.

Our non-management directors hold meetings, separate from management, and intend to continue holding such meetings at least once a year.

Directors’ Fees

We pay each of our directors an annual retainer for board service of $9,000, except for our former Chairman, Donald L. Smith, Jr., who was paid a prorated share of $35,000. Members of our audit committee receive an additional annual retainer of $5,000 in June, except for the chairman of that committee whose additional annual retainer equals $7,500. Compensation committee and nominating committee members receive an additional $1,000 annual retainer, except for the chairman of each of these committees who receives an additional $3,000 annual retainer. Non-employee directors also receive attendance fees in an amount equal to $500 per in-person meeting and $250 per telephonic meeting attended by such directors. Amounts paid to our directors, including the chairmen of the committees of the board of directors, may be increased by action of the board.

A new non-employee director will be granted an option to purchase 8,000 shares of our common stock upon the commencement of service as a director from a stock option plan then in effect. In addition, each non-employee director will be granted options to purchase 1,000 shares of our common stock after each of our annual meetings, as well as a grant of 500 shares of our common stock annually. Options are granted at an exercise price equal to the closing market price on the day preceding the grant date. Currently, only 5,000 shares are available for grant under our 1999 stock option plan. Accordingly, certain of these options have not yet been granted to our directors. Upon the approval of the 2006 plan discussed in Proposal No. 2 below, we anticipate granting options to purchase shares of our common stock under the 2006 plan to non-employee directors who were not granted options upon commencement of service as our director, as well as in connection with this annual meeting. We anticipate the options will be granted at an exercise price equal to the closing market price on the day preceding the grant date.

Board Meetings

During the year ended December 31, 2005, our board of directors held nine meetings and took four actions by unanimous written consent. During 2005, except for Per-Olof Lööf, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of our board of directors held during the period he served on the board and (ii) the number of meetings of committees of the board held during the period he served on such committees. Our board of directors has three standing committees — the audit committee, the compensation committee and the nominating committee.

Audit Committee

Our audit committee is comprised of three non-employee members of our board of directors. After reviewing the qualifications of the current members of our audit committee, and any relationships they may have with us that might affect their independence from us, our board of directors has determined that:

(1)	all current committee members are “independent” as that concept is defined in the applicable rules of Nasdaq and the Securities and Exchange Commission;

(2)	all current committee members are financially literate; and

(3)	Mr. Gustavo R. Benejam qualifies as an “audit committee financial expert” under the applicable rules of the Securities and Exchange Commission. In making the determination as to Mr. Benejam’s status as an audit committee financial expert, our board of directors determined he has accounting and related financial management expertise within the meaning of the aforementioned rules, as well as the listing standards of Nasdaq.

Messrs. Pitts, Lööf and Benejam are members of our audit committee. The audit committee held 5 meetings and took no actions by unanimous written consent during 2005. The duties and responsibilities of our audit committee include (a) monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance, (b) monitoring the independence and performance of our independent registered public accounting firm and our internal audit functions, (c) providing an avenue of communication among our independent registered public accounting firm and management, (d) having the sole authority to appoint, determine funding for, and oversee our outside auditors. The audit committee has amended its charter to conform to the final corporate governance rules issued by the Securities and Exchange Commission and Nasdaq concerning audit committees. This amended charter was filed with our proxy statement in connection with our annual meeting held on July 30, 2004, and is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our internet website and the information contained in it are not incorporated into this annual report.

During the fiscal year ended December 31, 2005, KPMG LLP, our former independent registered public accounting firm, reported directly to the audit committee. Any allowable work performed by KPMG outside of the scope of the regular audit was pre-approved by the audit committee. On June 26, 2006, our audit committee unanimously determined and recommended to dismiss KPMG as our independent registered public accounting firm. The decision to dismiss KPMG was approved by our board of directors. On June 26, 2006, we informed KPMG’s representatives of their dismissal, which became effective as of such date. For more information, see “Independent Auditors – Change in Independent Registered Public Accounting Firm” below.

On June 26, 2006, the audit committee unanimously determined and recommended the engagement of Berenfeld, Spritzer, Shechter & Sheer, CPAs, or BSS&S, as our independent registered public accounting firm. The decision to engage BSS&S was approved by our board of directors. BSS&S reports directly to the audit committee. Any allowable work to be performed by BSS&S outside the scope of the regular audit is pre-approved by the audit committee. The audit committee will not approve any work to be performed that is in violation of the Securities Exchange Act of 1934, as amended.

The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

The audit committee has through the Code of Ethical Conduct enabled confidential and anonymous reporting of improper activities directly to the audit committee.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee of our board of directors is established under our bylaws and our audit committee charter adopted by our board of directors on February 27, 2004. Our audit committee’s charter was filed with our proxy statement in 2004.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Our audit committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in our audit committee charter. The members of our audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. Our audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of our audit committee is independent in the judgment of our board of directors as required by the listing standards of Nasdaq, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission adopted under Sarbanes-Oxley, as of this date. With respect to the period ended December 31, 2005, in addition to its other work, our audit committee held 5 meetings, took no actions by unanimous written consent in fiscal 2005 and:

•	Reviewed and discussed with our management and the independent auditors our audited consolidated financial statements as of December 31, 2005;

•	Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America;

•	Discussed with the independent auditors the firm’s independence;

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1; and

•	The independent auditors met with our audit committee without management being present.

Our audit committee also reviews and approves transactions between us and our affiliates, including our officers and directors, in accordance with the terms of the charter approved by our board of directors. The audit committee has also reviewed transactions which occurred prior to its review. For more information, see “Certain Relationships and Related Transactions” below. The audit committee’s and our policy is that all of these transactions be reviewed and approved by the audit committee prior to being entered into.

In fulfilling its responsibilities, our audit committee selected KPMG LLP in 2005 as our independent registered public accounting firm. For the fiscal year ended December 31, 2005, KPMG discussed with our audit committee and provided written disclosures to our audit committee regarding (1) the firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. On June 26, 2006, our audit committee unanimously determined and recommended to dismiss KPMG as our independent registered public accounting firm. The decision to dismiss KPMG was approved by our board of directors. On June 26, 2006, we informed KPMG’s representatives of their dismissal, which became effective as of such date. For more information, see “Independent Auditors – Change in Independent Registered Public Accounting Firm” below.

On June 26, 2006, we appointed Berenfeld, Spritzer, Shechter & Sheer, CPAs, or BSS&S, as our independent registered public accounting firm. The decision to engage BSS&S was unanimously determined and recommended by the audit committee and approved by our board of directors.

During fiscal years ended December 31, 2004 and 2005 and through June 26, 2006, neither us nor anyone acting on our behalf consulted with BSS&S regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

Our audit committee chairman communicates with the external auditors regarding both quarterly and year-end reporting issues. On an informal basis the chairman communicates with the members of our audit committee outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

Consistent with the Securities and Exchange Commission’s policies regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, our audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in our audit committee charter, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Members of The Audit Committee

W. Douglas Pitts, Per-Olof Lööf and Gustavo R. Benejam

Compensation Committee

Messrs. Pitts, Lööf and Karnes are members of our compensation committee. Mr. Lööf serves as the Chairman of the committee. Until the time of his resignation from our board of directors on January 23, 2006, James R. Cast was also a member of the compensation committee. Mr. Karnes became a member in April 2006. The compensation committee held 3 meetings and took one action by unanimous written consent during 2005. This committee administers the 1992 and 1999 stock option plans and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 and 1999 stock option plans. This committee is also responsible for the final review and determination of executive compensation.

All members of the compensation committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our internet website and the information contained in it are not incorporated into this proxy statement.

Report of the Compensation Committee

Report of the Compensation Committee

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report or the performance graph by reference therein.

Our compensation committee is primarily responsible for determining the compensation of our executive officers, although our Chief Executive Officer and President make recommendations to our committee as to the compensation of our executive officers. Our compensation committee’s general philosophy is to offer competitive compensation programs designed to attract and retain qualified executives, to motivate performance to achieve specific goals and to align the interests of senior management with the long-term interests of our shareholders.

In determining compensation, job level, individual performance and overall company performance are considered. More specifically, factors considered include, with respect to all other officers, the Chief Executive Officer and President’s recommendations, specific accomplishments of the executive officer, our historical and projected performance, sales, earnings, financial condition and return on equity and economic conditions. These factors and the ultimate determination of compensation are subjective. We attempt to provide incentives to retain qualified executive officers, but also believe that the compensation paid to our executives is well within the range of compensation paid to similarly situated executives at other companies in similar industries or at companies having similar market capitalization. Given the level of our executive officers’ compensation, our compensation committee does not believe that it is necessary to incur the expense of formal studies or market analysis.

While bonuses also are related to individual performance, company performance is emphasized more in determining bonus payments than in determining base salary. This is particularly true at the highest level of management. In considering performance, generally earnings are most emphasized, although revenues and financial condition are also considered. The amount of any bonus is not generally tied to specific performance criteria, although specific unusual efforts may be recognized, but is also subjectively determined based upon an analysis of the aforementioned factors. An executive officer could receive a bonus in a year when we are not profitable, based upon his individual performance or areas of responsibility. For the year ended December 31, 2005, our compensation committee was requested to approve one senior executive’s bonus for performance. On January 11, 2006, our compensation committee considered and approved the payment of a $100,000 cash bonus to Ronald G. Lakey, our vice president, for services performed in our construction and materials divisions during fiscal year 2005. We also attempt to provide incentives to our executive officers to remain with us and to improve long-term performance through the grant of stock options. Options allow executive officers to share, to some extent, in shareholders’ return on equity. Typically, our options vest annually in equal amounts over a predetermined term. The determination of how many options to grant to an executive officer depends, to varying degrees, on the number of outstanding options held by the executive officer, his job level and performance and our performance. Limited options have been issued to executive officers since 1999. No options were issued in fiscal year 2005.

In addition to determining the compensation arrangements for our executive officers, the compensation committee also reviews and approves the adoption of any compensation plans in which officers and directors are eligible to participate. In December 2005 and September 2006, we approved, and recommended to our board of directors for adoption, the Devcon International Corp. 2006 Incentive Compensation Plan, or the 2006 plan, which provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. For more information, see “Proposal No. 2 – Approval and Adoption of the Devcon 2006 Incentive Compensation Plan.”

Stephen J. Ruzika became our Chief Executive Officer and President as of April 18, 2005. Mr. Ruzika previously entered into an amended and restated employment with us effective as of April 2, 2004 employing him as our Executive Vice President and President of our electronic security services division. The amended and restated agreement provides for an annual base salary of $325,000 plus any bonuses which the compensation committee of our board of directors determines to pay him in its sole discretion. The agreement has a term of three years. See “Executive Compensation – Employment Agreements” for more information. He received no bonus or stock options in 2005. In determining to increase the Chief Executive Officer and President’s compensation from its existing level our compensation committee took into consideration, in addition to the other factors mentioned above, the time and effort being expended by the Chief Executive Officer and President, our results in 2005, the Chief Executive Officer and President’s experience and expertise in handling the issues facing us and the perceived progress toward enabling us to meet future goals. The final determination, after reviewing these factors, was subjective.

We have various obligations under our 401(k) plan and with respect to split dollar insurance premiums, all of which were met. In December 1993, the Internal Revenue Service issued proposed regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a public company’s deduction for compensation to any one of specified employees (primarily executive officers) in excess of $1.0 million per year unless the compensation is pursuant to a plan or performance goals approved by the public company’s shareholders. None of our named executive officers presently receives, and our compensation committee does not anticipate that these persons will receive, annual cash compensation in excess of the $1.0 million cap provided in Section 162(m).

Submitted by the Compensation Committee of the Board of Directors.

Members of The Compensation Committee

W. Douglas Pitts, Per-Olof Lööf and Donald K. Karnes

Nominating Committee and Procedures

Messrs. Benejam, Cunningham and Karnes are the members of our nominating committee. Until the time of his resignation from our board of directors on January 23, 2006, James R. Cast was also a member of the nominating committee. Messrs. Cunningham and Karnes became members in April 2006. The nominating committee held no meetings and took one action by unanimous written consent during 2005. The purpose of this committee is to define the basic responsibilities and qualifications of individuals nominated and elected to serve as members of our board of directors, to identify and nominate individuals qualified to become directors in accordance with these policies and guidelines and to oversee the selection and composition of committees of our board of directors. The nominating committee is governed by a charter adopted by our board of directors. This charter is available on our website at www.devc.com.

The nominating committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. This committee also has the sole authority to retain and to terminate any search firm to be used to assist in identifying candidates to serve as directors from time to time. A shareholder who wishes to recommend a prospective nominee for the board should notify our Corporate Secretary or any member of our nominating committee in writing with whatever supporting material the shareholder considers appropriate. The nominating committee also considers whether to nominate any person nominated by a shareholder under the provisions of our bylaws relating to shareholder nominations as described in the section entitled “Information Concerning Shareholder Proposals” in our proxy statement. The nominating committee does not solicit director nominations.

Once the nominating committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the standards and qualifications set out by the nominating committee for board membership.

The committee will also consider other relevant factors as it deems appropriate, including the current composition of the board, the balance of management and independent directors, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee will make a recommendation to the full board as to the persons who should be nominated by the board, and the board will determine the nominees after considering the recommendation and report of the committee.

While there are no formal procedures for shareholders to recommend nominations beyond those set forth in the section entitled “Information Concerning Shareholder Proposals” in our proxy statement, our board of directors will consider shareholder recommendations. These recommendations should be addressed to the Chairman of our nominating committee who will submit these nominations to the independent members of our board of directors for review.

All members of our nominating committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. Our internet website and the information contained in it are not incorporated into this proxy statement.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Ethical Conduct, violations of which may be reported to the audit committee. The Code of Ethical Conduct includes provisions applicable to our senior executive officers consistent with the Sarbanes-Oxley Act of 2002. This Code of Ethical Conduct is available on our website

www.devc.com. We intend to post on our website amendments to or waivers from our Code of Ethical Conduct. We will provide a copy of this Code of Ethical Conduct to any person without charge upon written request made by such person addressed to our Corporate Secretary at Devcon International Corp., 595 S. Federal Highway, Suite 500, Boca Raton, Florida, 33432.

Personal Loans to Executive Officers and Directors

We comply with and will operate in a manner consistent with legislation prohibiting extensions of credit in the form of a personal loan to or for our directors and executive officers. For information on arrangements we currently have in place, see “Certain Relationships and Related Transactions.”

Communications with Shareholders

We have no formal policy regarding attendance by our directors at annual shareholders meetings, although most of our directors have historically attended those meetings. Except for Per-Olof Lööf, all of our directors attended the 2005 Annual Meeting of Shareholders. Anyone who has a concern about Devcon’s conduct, including accounting, internal accounting controls or audit matters, may communicate directly with the Chairman of our board of directors, our non-management directors or the audit committee. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by our chief financial officer in the same way that other concerns are addressed by us. Our Code of Ethical Conduct prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

DIRECTORS; EXECUTIVE OFFICERS

Our directors and executive officers and nominees for director, as of the record date, are as follows:

Name	Age	Position(s) held with the Company
Richard C. Rochon	49	Chairman of the Board
Donald L. Smith, Jr.	85	Director
Richard L. Hornsby	70	Director
W. Douglas Pitts	66	Director
Gustavo R. Benejam.	51	Director
Mario B. Ferrari	28	Director
Per-Olof Lööf	55	Director
P. Rodney Cunningham	58	Director
Donald K. Karnes	55	Director
Stephen J. Ruzika	50	Chief Executive Officer and President
George M. Hare	51	Chief Financial Officer
Ron G. Lakey	51	President – Construction and Materials

The business experience of each of Messrs. Rochon, Smith, Jr., Hornsby, Pitts, Benejam, Ferrari, Lööf, Cunningham and Karnes appears under the caption “Proposal 1 — Election of Directors; Nominees and Continuing Directors” above. The business experience of our other executive officers is described below.

Stephen J. Ruzika, 50, has been our Chief Executive Officer since April 18, 2005 and our President since October 2004. Mr. Ruzika has also been President of Devcon Security Holdings, Inc. since October 2004 and was our Executive Vice President from July 2004 to October 2004. Prior to that, from August 1998 to July 2004, Mr. Ruzika served as Chairman and Chief Executive Officer of Congress Security Services Inc. Congress, through its subsidiaries, including Security Equipment Company, Inc., which was acquired by us on July 30, 2004, provides employment screening and paperless workflow services to major corporate clients in North America. Prior to that, from November 1997 to August 1998, Mr. Ruzika served as Chief Executive Officer of Carlisle Holdings Limited (formerly known as BHI Incorporated), a Nasdaq-listed company. Mr. Ruzika is the former Chief Financial Officer (1989-1997) of ADT Limited and President of ADT Security Services, Inc., and has over 20 years of experience in the security services industry.

George M. Hare, 51, has been our Chief Financial Officer since December 20, 2005. Prior to joining us, Mr. Hare served as Chief Operating Officer and Chief Financial Officer of Directions in Marketing, Inc., a privately-owned designer/importer of home and office furnishings. Between March 2002 and April 2004, Mr. Hare was Senior Vice President and Chief Financial Officer of CareCentric, Inc., (“CareCentric”), a publicly-traded company that listed on Nasdaq until September of 2003, after which date CareCentric ceased to be publicly-traded. Prior to joining CareCentric in April 2002, Mr. Hare was a Partner with Tatum CFO Partners, LLP. Prior to Tatum, he was a Vice President of ADT Security Systems, Inc. where he held various executive positions including Managing Director responsible for four service businesses in Australia and New Zealand. He has previously held the position of Corporate Director – Financial Planning Analysis for Campbell Soup Company, a NYSE company. Mr. Hare received his MBA, CPA and a BS in Accounting Finance at Lehigh University in Bethlehem, PA. and is a CPA in the state of Pennsylvania.

Ron G. Lakey, 51, has been our President of Construction and Materials since January 23, 2006. Prior to his tenure as President of the construction and materials divisions, from April 2005 to January 23, 2006, Mr. Lakey was our Vice President – Business Development. Prior to that, from February 2005 to April 2005, he served as our Chief Financial Officer. From February 2004 until January 2005, Mr. Lakey served on the board of directors and as chief financial officer of Alice Ink, Inc., a privately held consumer products company. From July 1987 to August 1997 he served in various financial and operational positions for various ADT Limited subsidiaries, including chief operating officer for its operations in Canada and eleven European countries. Mr. Lakey has over 15 years of experience in the electronic security services industry. Prior to joining Alice Ink, Inc. and following his time at ADT, Mr. Lakey was retired.

Our directors hold office until the next annual meeting of our shareholders or until their successors have been duly elected and qualified. Our officers are elected annually by our board of directors and serve at the discretion of our board of directors. There are no arrangements or understandings with respect to the selection of officers or directors.

We employ a daughter-in-law of Donald L. Smith, Jr. Aside from the foregoing, there are no family relationships between any of our directors and executive officers.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10 percent shareholders are required by the rules and regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of these reports furnished to us and representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, with the exception of Donald Karnes’ Form 3 filing which was four days late due to the impact of Hurricane Wilma.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, the aggregate compensation awarded to, earned by or paid to: (i) Donald L. Smith, Jr., a Director and our former Chairman, Chief Executive Officer and President; (ii) Stephen J. Ruzika, our Chief Executive Officer and President; (iii) Ron G. Lakey, our President of Construction and Materials; (iv) David Rulien, our former President of Construction and Materials; (v) Kevin M. Smith, our former Vice President – Materials Division; and (vi) Donald L. Smith, III, our former Vice President – Construction Division. We refer to these executive officers and former executive officers as our named executive officers. We did not grant any stock appreciation rights or make any long-term incentive plan payouts during these years; amounts shown for Mr. Donald L. Smith, Jr. and Mr. Kevin Smith have been accrued in the years indicated and will be paid out over time.

	Annual Compensation			Other annual compensation ($)(1)	Long-term compensation		All other compensation ($)(2)
Name and Principal Position	Fiscal year	Salary $	Bonus ($)		Awards Securities underlying options	Payouts LTIP ($)
Donald L. Smith, Jr. former Chairman of the Board and CEO/President	2005 2004 2003	177,785 300,000 300,000	— — —	26,500 40,000 57,500	— — —	— — —	1,914,848 11,598 8,206
Stephen J. Ruzika (3) CEO and President	2005 2004 2003	325,000 135,000 —	— — —	— — —	— 50,000 —	— — —	— — —
Ron G. Lakey (4) President – Construction and Materials	2005 2004 2003	176,154 — —	— — —	— — —	— — —	— — —	1,119 — —
David Rulien former President – Construction and Materials	2005 2004 2003	260,800 166,223 —	— — —	— — —	— 50,000 —	— — —	— 92,691 147,324
Kevin M. Smith former Vice President — Materials Division	2005 2004 2003	106,343 165,000 140,000	— — —	1,250 5,000 5,000	— — 20,000	— — —	398,298 6,228 4,547
Donald L. Smith, III (5) former Vice President — Construction Division	2005 2004 2003	165,000 165,000 140,000	— 25,000 5,000	— 5,000 5,000	— — 20,000	— — —	6,085 6,485 4,818

(1)	Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer’s salary and bonus. Includes $17,500 in board fees paid to Mr. Donald L. Smith, Jr., as well as $8,750 paid to Mr. Donald L. Smith, Jr., and $1,250 to Mr. Kevin Smith for service on a management policy committee.
(2)	Represents (i) our match of a 401(k) contribution made by each named executive officer, (ii) for Mr. Kevin Smith, we recorded an expense of $394,700 in 2005 as the net present value of future payments to be made to Mr. Kevin Smith over the remaining term of his employment agreement, all in addition to his 401(k) match, (iii) for Mr. Donald L. Smith, Jr., we recorded an expense of $1,907,294 representing the net present value of future payments to be made to Mr. Donald L. Smith, Jr. for life, all in addition to his 401(k) match; and (iv) for Mr. Rulien, payments made to him in 2003 and 2004 in the capacity of a subcontractor.
(3)	Became Chief Executive Officer as of April 18, 2005.
(4)	Became President – Materials and Construction as of January 24, 2006.
(5)	Mr. Smith’s employment terminated effective as of August 31, 2006.

Option Grants and Long-Term Incentive Awards

The following table sets forth certain information concerning aggregate option exercises in the last fiscal year. No stock option grants were made to our named executive officers during the 2005 year. No stock appreciation rights or long-term incentive awards were granted to our named executive officers during 2005.

Aggregated Fiscal Year-End Option Value Table

The following table sets forth information concerning unexercised stock options held by our named executive officers as of December 31, 2005. No stock appreciation rights have been granted or are outstanding.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

	Shares acquired on exercise	Value realized (1)	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the-money- options at fiscal year end ($) (1)
Name	(#)	($)	exercisable	unexercisable	exercisable	unexercisable
Donald L. Smith, Jr.	—	$—	10,920	2,280	$75,431	$10,237
Stephen J. Ruzika	—	—	16,667	33,333	22,334	44,666
Ron G. Lakey	—	—	—	—	—	—
David Rulien	—	—	10,000	40,000	19,900	79,600
Kevin M. Smith	85,700	361,693	—	—	—	—
Donald L. Smith, III (2)	30,000	107,000	52,870	25,780	417,950	124,872

(1)	The closing price for our common stock as reported on Nasdaq on December 30, 2005 was $10.34. Value is calculated by multiplying (a) the difference between $10.34 and the option exercise price by (b) the number of shares of our common stock underlying the option.
[(2)	Mr. Smith’s employment terminated effective as of August 31, 2006.

Employment Agreements

In June 2000, we entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our former Chairman, Chief Executive Officer and President. Mr. Smith shall receive a retirement benefit upon the sooner of his retirement from his position after March 31, 2003, or a change in control of Devcon. Benefits to be received shall equal 75 percent of his base salary and shall continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse shall receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse’s life. Mr. Donald L. Smith, Jr. retired during the year and as such we recognized the net present value of the retirement obligation based on Mr. Smith’s then current salary of $338,400 per annum.

In June 2001, we entered into employment agreements with Messrs. Kevin M. Smith and Donald L. Smith, III. The term of the agreements are for one year, annually renewable for additional equivalent terms. The agreements stipulate an annual base salary with merit increases and bonuses as determined by the Compensation Committee. If the agreement is terminated by us without cause or terminated by the employee for “Good Reason”, which includes assignment of duties inconsistent with the executive’s position, then we will pay one year’s salary in severance. If we have a change in control, which includes a change of the majority of our board of directors not approved by the incumbent board, or members of Donald L. Smith, Jr.’s family controlling less than 20% of our shares, we will pay two years annual compensation upon termination of the agreement by either party. We will reimburse the employee any excise tax payable by the employee. Under certain conditions, during employment and for a period of 2 years after termination, the employee shall not compete with our business. Additionally, subsequent to the year end, we exercised our option to not renew Mr. Donald L. Smith, III’s contract on its current terms. Mr. Smith’s employment terminated effective as of August 31, 2006.

During June 2005, we entered into a Separation Agreement, or the Separation Agreement, with Mr. Kevin Smith, or Mr. K. Smith, which became effective on June 15, 2005 and outlines the terms of his separation from us. Pursuant to the terms of the Separation Agreement, Mr. K. Smith’s Employment Agreement, which was effective

June 11, 2001, with us would terminate as of June 17, 2005. Mr. K. Smith would be paid an amount equal to $220,100, less any amounts due to him under the Employment Agreement from June 1, 2005 through the date of termination. This payment was paid on a bi-weekly basis consistent with our current payroll procedures through August 31, 2006. Mr. K. Smith was also to be entitled to receive benefits or, if such benefits could not continue during such severance period, the cash equivalent of the current cost to us for providing such benefits. The vesting of 18,420 unvested stock options owned by Mr. K. Smith accelerated and all of such options became exercisable as of June 7, 2005. The terms of the Separation Agreement required Mr. K. Smith to respond to and answer questions or other inquiries and advise us as reasonably requested at reasonable times and upon reasonable advance notice for no additional compensation until such time as the final payment is made under the Separation Agreement. The Separation Agreement includes a release by each of us and Mr. K. Smith of claims that either party may have against the other in respect of Mr. K. Smith’s employment or the termination of such employment, as well as covenants relating to non-solicitation of employees by Mr. K. Smith, protection of our proprietary and confidential information, non-disparagement by Mr. K. Smith and other matters. We took a charge of $394,700.65 in connection with the Separation Agreement in the second quarter of 2005.

In June 2004, we entered into an employment agreement with Mr. Ruzika, effective April 2, 2004. Under the terms of Mr. Ruzika’s employment agreement, we will pay Mr. Ruzika an annual salary equal to $325,000 plus any bonuses which the compensation committee of our board of directors determines to pay him in its sole discretion. In addition to this salary, Mr. Ruzika is entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provide to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. Ruzika was granted 50,000 options with an exercise price of $9.00 per share upon the effectiveness of the employment agreement. Any options granted under these plans are vesting in equal annual installments from the time of grant until the expiration date under the employment agreement. The employment agreement has a term of three years; however, this term may be further extended by the parties in writing in a separate instrument. Either we or Mr. Ruzika may terminate the employment agreement for any reason upon sixty (60) days prior written notice to the other. However, if we terminate the agreement (which includes failing to renew the agreement after the initial three years) without cause, Mr. Ruzika terminates the agreement with cause or Mr. Ruzika fails to renew the agreement, we are required to pay Mr. Ruzika severance payments at the rate of his salary in effect on the date of termination for two years, payable in accordance with our usual payroll schedule. In the event of specified changes in control of us, all options previously granted to Mr. Ruzika will automatically vest and if Mr. Ruzika terminates his employment with us within one year of this change in control with cause, he will be entitled to the two years of severance payments described above. However, no transaction will be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involves the security services industry or is procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs. Mr. Ruzika is also subject to a three-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does not entitle him to the severance payments described above. Mr. Ruzika is also subject to a two-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does entitle him to the severance payments described above; however, if we fail to make these severance payments, Mr. Ruzika’s noncompete obligations will no longer be in effect.

Mr. David Rulien served as President of Construction and Materials from October 2004 until January 23, 2006. Prior to being named President, from March 1, 2004 to October 2004, he served as an assistant to Donald L. Smith, Jr., our former Chairman. From February 2003 to March 2004, Mr. Rulien served us in a consulting capacity as our President of DRR Advisors LLC, advising us with respect to its utility/desalination business. From August 2001 to December 2003, Mr. Rulien served as Chief Executive Officer of FishingLife, Inc. (“FishingLife”), an online retailer. From January 1999 to July 2001, he served as Vice President-Business Development of FishingLife. Prior to his tenure with FishingLife, from November 1996 to December 1999, Mr. Rulien served as Chief Executive Officer of Wave Communications, a company which sold prepaid wireless services. In October 2004, we entered into an employment agreement with Mr. Rulien. The agreement’s term was for one year, annually renewable for additional equivalent terms. The agreement stipulated an annual base salary with merit increases and bonuses as determined by our Compensation Committee. If the agreement was terminated by us without cause or terminated by the employee for “Good Reason”, which includes assignment of duties inconsistent with the executive’s position, then we would pay one year’s salary in severance. If we had a change in control, which includes the sale or transfer of all or substantially all of the assets or shares of our Subsidiaries, we would pay an amount based on Mr. Rulien’s annual compensation, bonus payments and other compensation upon termination of the agreement by either party. We would reimburse the employee any excise tax payable by the employee. Under certain conditions, during employment and for a period of 2 years after termination, the employee would not compete with our business. Subsequent to the year end, we agreed with Mr. Rulien to terminate his employment agreement and to pay out the remaining term of the agreement. As such, we recorded a one-time charge of approximately $0.4 million representing the net present value of the payments owed Mr. Rulien during the first quarter of 2006.

On January 27, 2005, we entered into an employment agreement (the “Lakey Employment Agreement”) with Ron G. Lakey pursuant to the terms of which Mr. Lakey would become our Chief Financial Officer. On April 13, 2005, Mr. Lakey became our Vice President – Business Development. On January 23, 2006, Mr. Lakey became our President of Construction and Materials. The Lakey Employment Agreement was effective on February 1, 2005 and provides for a term of two years, which term may be automatically renewed each year unless three months advance notice of nonrenewal is given. In addition, the Lakey Employment Agreement provides for an annual base salary of $200,000, discretionary bonuses to be determined at the discretion of our compensation committee, participation by Mr. Lakey in all benefit programs made available to other executive officers and eligibility for grants of options in accordance with our stock option plans. If within one year of a change of control, Mr. Lakey’s employment is terminated by us without cause or Mr. Lakey terminates his employment voluntarily, he will receive a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years, and his stock options will immediately vest. The Employment Agreement defines a “Change of Control” as (i) us selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity. The Employment Agreement also includes covenants lasting for a term of two years relating to noncompetition and non-solicitation of employees and clients by Mr. Lakey.

Stock Option Plan

On April 1, 1999, our board of directors adopted the Devcon International Corp. 1999 Stock Option Plan, which was approved by our shareholders on June 10, 1999. The 1999 Stock Option Plan was subsequently amended by our board of directors on April 21, 2003 which amendment was approved by our shareholders on June 6, 2003. This plan is the only plan under which we currently issue stock options. Under this plan, our compensation committee has the authority to grant incentive stock options and non-qualified stock options to key employees, directors, consultants and independent contractors and these options may be exercised using loans from us or shares of our common stock that are already owned by the holder. The effective date of this plan was April 1, 1999. As of the record date, options to purchase an aggregate of 102,000 shares of our common stock were outstanding under this plan, and options to purchase an aggregate of 330,325 shares of our common stock were outstanding under our other stock option plans.

On September 22, 2006, our board of directors adopted the Devcon International Corp. 2006 Incentive Compensation Plan, or the 2006 Plan, and recommended the 2006 Plan be submitted for approval by our shareholders at this annual meeting. We are seeking shareholder approval of the 2006 Plan. For more information, see “Proposal No. 2 – Approval and Adoption of the Devcon International Corp. 2006 Incentive Compensation Plan” below.

Shares Available for Awards; Annual Per-Person Limitations. Under the 1999 Stock Option Plan, as amended, the total number of shares of common stock that may be subject to the granting of options under the plan at any time during the term of the plan is equal to 600,000 shares (authorized April 1, 1999); there are currently 5,000 shares remaining available for grant.

Our compensation committee, except to the extent our board of directors elects to administer the Plan, determines the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, our compensation committee or our board of directors has full power and authority to construe and interpret the plan, and the acts of our compensation committee or our board of directors are final, conclusive and binding on all interested parties, including us, our shareholders, our officers and employees, recipients of grants under the plan, and all persons or entities claiming by or through these persons.

Eligibility. The persons eligible to receive options under this plan are our officers, directors, employees and independent contractors and officers, directors, employees and independent contractors of our subsidiaries. As of the record date, approximately 755 persons were eligible to participate in the plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information relating to our equity compensation plans as of December 31, 2005.

Equity Compensation Plans	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under compensation plans (1)
Approved by shareholders	444,810	$5.79	5,000
Not approved by shareholders	0	$0.00	0
Total	444,810	$5.79	5,000

(1)	Excluding shares reflected in first column.

There are no other shares of capital stock issued other than common stock. No employment or other agreements provide for the issuance of any shares of capital stock. There are no other options, warrants, or other rights to purchase our securities issued to employees and directors, other than options to purchase common stock issued under the 1986 Non-Qualified Stock Option Plan, the 1992 Directors Stock Option Plan, the 1992 Stock Option Plan, as amended, the 1999 Stock Option Plan, as amended, and the Warrants issued in connection with the investment by Coconut Palm Capital Investors I, Ltd. and pursuant to the Securities Purchase Agreement entered into by us on February 10, 2006. Options to purchase 50,000 shares were issued to Matrix Desalination, Inc. at an exercise price of $6.38 in May 2003. The vesting of the options issued to Matrix was dependent on the consummation of certain investments for DevMat Utility Resources, LLC. For more information regarding our equity compensation plans, see Note 10, Stock Option Plans, to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Repurchases of Company Shares

We terminated our share repurchase plan on November 8, 2004.

Compensation Committee Interlocks and Insider Participation

Our compensation committee members are W. Douglas Pitts, Per-Olof Lööf and Donald Karnes. Until the time of his resignation from our board of directors on January 23, 2006, James R. Cast was also a member of the compensation committee.

We own a 50% interest in ZSC South, a joint venture, which is currently in the process of being liquidated. Mr. W. Douglas Pitts, a director, owns a 5% interest in the joint venture. Courtelis Company manages the joint venture’s operations and Mr. Pitts is the President of Courtelis Company.

Mr. James R. Cast, through his tax and consulting practice, has provided services to us and to Mr. Donald Smith, Jr. privately, for more than ten years. We paid Mr. Cast $59,400 and $59,400 for the consulting services provided to us in 2005 and 2004, respectively. Mr. Smith paid Mr. Cast $33,043 and $21,600 for the same periods, respectively.

No member of our compensation committee is presently an officer or an employee of ours. No executive officer of ours serves as a member of our compensation committee or on any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during the fiscal year ended December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our policies and codes provide that related party transactions be approved in advance by either our audit committee or a majority of disinterested directors.

We lease from the wife of Mr. Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, a 1.8-acre parcel of real property in Deerfield Beach, Florida. This property is being used for our equipment logistics and maintenance activities. The property is subject to a 5-year lease entered into a January 2002 providing for rent of $95,000 per year. This rent was based on comparable rental contracts for similar properties in Deerfield Beach, as evaluated by management.

We have entered into various construction and payment deferral agreements with an entity which owns and manages a resort project in the Bahamas in which (i) Mr. Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer and (ii) one of our subsidiaries are minority partners owning 11.3 percent and 1.2 percent, respectively. Mr. Smith is also a member of the entity’s managing committee.

•	As of January 1, 2003, we entered into a payment deferral agreement with the resort project whereby several notes, which are guaranteed partly by certain owners of the project, evidenced a loan totaling $2.0 million owed to us. Mr. Donald Smith, Jr. issued a personal guarantee to us for the total amount due under this loan agreement. The balance of the loan payable to us as of March 31, 2006, including accrued interest, is $1.7 million. This loan was satisfied under the terms of an agreement described below as the Smith Note agreement.

•	We have entered into construction contracts with the resort project. In late 2004, we entered into a $15.2 million contract, which contract has been increased to $15.9 million, to construct a marina and breakwater for the same entity. The resort project secured third party financing for this latter contract. We then entered into a vertical construction contract with another entity for $3.0 million during the second quarter of 2005. Mr. Smith is a partner of this entity. In connection with currently active contracts on the project, we recorded revenues of $0.1 million and $2.0 million for the three months ended June 30, 2006 and 2005, respectively. We recorded revenues of $0.3 million and $5.6 million for the six months ended June 30, 2006 and 2005, respectively. As of December 31, 2005, the marina and breakwater contract was substantially complete.

•	The outstanding balance of trade receivables from the resort project was $0.3 million and $0.3 million as of June 30, 2006 and December 31, 2005, respectively. The outstanding balance of note receivables was zero and $2.2 million as of June 30, 2006, and December 31, 2005, respectively. We have recorded interest income of $50,000 and $100,000 for the three and six month period ended June 30, 2005, respectively. During the three month period ended June 30, 2006, no interest income was recorded due to the settlement of the notes. The interest income recorded for the six months ended June 30, 2006 was $31,000. The billings in excess of cost were $22,337 and $50,922 as of June 30, 2006 and December 31, 2005, respectively. Mr. Smith has guaranteed the payment of the receivables from the entity, up to a maximum of $3.0 million, including the deferral agreement described above. The guarantee of collectibility by Mr. Smith was terminated as part of the agreements identified below as the Smith Note and the EBR Receivable Agreement.

•

During the second quarter of 2005, after receiving approval by our audit committee, one of our subsidiaries entered into a $3.0 million agreement to construct a residence on a parcel of property located within the resort complex known as Emerald Bay Resorts on the island of Exuma, Bahamas. Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, is a party to this agreement and has a 50% interest in the ownership of the land on which the residence is being constructed together with one other party who has the remaining 50% interest in the ownership of this land, as well as a controlling interest in the resort project in the Bahamas. Mr. Smith has a minority interest in the resort and also sits on committees which govern the affairs of the resort. Mr. Smith and his partner have agreed to share in all profits, if any, generated by this parcel in accordance with their respective interests. As a result of change orders to the scope of the work to be performed, the total amounts which can be invoiced by us with respect to this project has increased to $3.2 million as of June 30, 2006. Due to various delays in construction, as well as additional time required to complete the project, we have estimated that the cost to complete the residence was currently $3.6 million as of June 30, 2006. In accordance with our accounting policies, we have recorded a loss of $0.4 million in our June 2006 operating results. Since June 2005, the month in which the project started, through June 30, 2006, we have recorded revenue of $0.9 million with respect to this project and as at June 30, 2006 and December 31, 2005, the accounts receivable outstanding attributable to this project amounted to $0.2 million and $0.2 million, respectively. The billing in excess of cost amounted to $0.5 million at June 30, 2006 and the cost in excess billings amounted to $20,000 at December 31, 2005.

On June 6, 1991, we issued an unsecured, prime rate interest bearing, promissory note, the Smith Note, in favor of Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, in the aggregate principal amount at the time of issuance of $2.1 million with a maturity date of January 1, 2004. Subsequently, the maturity date of the Smith Note was extended by the parties until October 1, 2005. As of March 31, 2006, $1.7 million was outstanding under the Smith Note. Under the terms of a guarantee agreement dated March 10, 2004, between us and Mr. Smith where Mr. Smith, among others, agreed to guarantee certain loan notes receivable due from EBR Holding Limited, or EBRH, amounting to $2.2 million at that time, Mr. Smith agreed to maintain collateral for these guarantees in the amount of $1.8 million. The balance due to Mr. Smith under the Smith Note served as collateral for the aforementioned required amount.

In May 2006, we restructured and satisfied the Smith Note and all notes due from EBRH, or the EBR Notes. Also, in May 2006, we entered into two agreements: (i) the first agreement, or the Smith Note Agreement, was between us and Mr. Smith; and (ii) the second agreement, or the EBR Note Agreement, was among us, EBRH, EBR Properties Limited and Emerald Bay Resort & Co., which we collectively refer to as EBR. Under the terms of the Smith Note Agreement, Mr. Smith agreed to cancel the Smith Note in exchange for our assignment to Mr. Smith of certain notes EBR had previously issued to us with an aggregate amount due from EBR at time of assignment equal to $1.0 million plus accrued interest. As part of this restructuring, we also made a cash payment of $458,525 to Mr. Smith in satisfaction of all remaining amounts now due under the Smith Note. This restructuring satisfied all amounts due under all notes due from EBRH. In addition, as part of this restructuring, we received $56,000 in cash from EBRH, and EBR agreed to use its good faith efforts to transfer to us an approximately 14% interest which EBR had in a redi-mix batch plant which we control in Great Exuma, Bahamas. We have also agreed to surrender the minority equity interest we held in EBR

We own a 50% interest in ZSC South, a joint venture, which is in the process of being liquidated. Mr. W. Douglas Pitts, a director of ours, owns a 5% interest in the joint venture. Courtelis Company manages the joint venture’s operations and Mr. Pitts is the President of Courtelis Company. In the third quarter of 2005, the joint venture sold its last remaining parcel of land and we recorded a gain of $0.4 million.

On July 30, 2004, we purchased an electronic security services company managed and controlled by Mr. Ruzika, our Chief Executive Officer and President, for approximately $4.7 million, subject to certain purchase price adjustments after the closing. The initial allocation of the assets of the electric security services company we purchased was based on fair value and included $70,000 of working capital, $306,000 of property, plant and equipment, $2.6 million of customer contracts, $356,000 of deferred tax assets and $1.7 million of goodwill and other intangibles. We assumed $277,000 of deferred revenue liability. We paid the purchase price with a combination of $2.5 million in cash and 214,356 shares of our common stock. Additionally, on October 5, 2005, up to 13,718 of our shares were issued upon finalization of the purchase price adjustments.

Mr. James R. Cast, a former director, through his tax and consulting practice, has provided services to us for more than ten years. We paid Mr. Cast $59,400 and $59,400 for consulting services provided to us in 2005 and 2004, respectively. Additionally, Mr. Cast resigned from our board of directors in January 2006. Before resigning, we entered into a consulting agreement for tax and consulting services to be performed during 2006 for a specified number of consulting hours and for the total amount of $75,000.

We have entered into a retirement agreement with Mr. Richard Hornsby, our former Senior Vice President and a director. He retired at the end of 2004. During 2005, he received his full salary. From 2006, he will receive annual payments of $32,000 for life. During 2003, we recorded an expense of $232,000 for services rendered; this amount was paid out in 2005. We expensed the net present value of the obligation to pay Mr. Hornsby $32,000 annually for life, over his estimated remaining service period with us, i.e. during 2004. As of June 30, 2006, the net present value of the future obligation is estimated at $291,064.

On August 12, 2005, we entered into a management services agreement, dated as of August 12, 2005, with Royal Palm Capital Management, LLLP, to provide management services. Royal Palm is an affiliate of Coconut

Palm Capital Investors I Ltd. with whom we completed a transaction on June 30, 2004, whereby Coconut Palm invested $18 million in us with the intent that we would enter into the electronic security services industry. Richard Rochon and Mario Ferrari, two of our directors, are principals of Coconut Palm and Royal Palm. Robert Farenhem is a principal of Royal Palm and was our interim Chief Financial Officer from April 2005 until December 2005.

The management services to be provided under the management agreement include, among other things, assisting us with, among other matters, establishing certain office, accounting and administrative procedures, obtaining financing relating to business operations and acquisitions, developing and implementing advertising, promotional and marketing programs, facilitating certain securities matters (both proposed offerings and ongoing compliance issues) and future acquisitions and dispositions, developing tax planning strategies, and formulating risk management policies. Under the terms of the management agreement, we are obligated to pay Royal Palm a management fee in the amount of $30,000 per month. In connection with the management agreement, we incurred $274,702 during the year ended December 31, 2005 and $180,000 for the six months ended June 30, 2006.

On January 23, 2006, we entered into a stock purchase agreement with Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, under the terms of which we agreed to sell to Mr. Smith all of the issued and outstanding shares of two of our subsidiaries, Antigua Masonry Products, Ltd., an Antigua corporation, or AMP, and M21 Industries, Inc., or M21 for an aggregate purchase price equal to approximately $5 million, subject to adjustments provided in the stock purchase agreement. AMP and M21 collectively comprise the operations of our materials division in Antigua. The stock purchase agreement permitted $1,725,000 of the purchase price to be paid by cancellation of a note payable by us to Mr. Smith. We retained the right to review other offers to purchase these Antigua operations. The parties to the stock purchase agreement elected to exercise their right to negotiate the sale of our materials division in Antigua with a third party. As a result, on March 2, 2006, we entered into a stock purchase agreement with A. Hadeed or his nominee and Gary O’Rourke and terminated the stock purchase agreement entered into with Mr. Smith on January 23, 2006. The terms of the new stock purchase agreement provided for a purchase price equal to approximately $5.1 million, subject to adjustments provided in the stock purchase agreement. The entire purchase price was contemplated to be paid entirely in cash as opposed to the partial payment through surrender of the $1,725,000 note we had previously issued to Mr. Smith. In addition, the terms of the new stock purchase agreement excluded M21 from the sale, but contemplated transfers of certain assets from the Antigua operations to us as well as the pre-closing transfer to AMP of certain preferred shares in AMP that were owned by us. The purchaser has agreed to pay all taxes incurred as a result of the transaction. We completed the sale of our materials division in Antigua on March 2, 2006.

PROPOSAL NO. 2

APPROVAL AND ADOPTION OF THE DEVCON 2006 INCENTIVE COMPENSATION PLAN

Background and Purpose

On September 22, 2006, our board of directors adopted the Devcon International Corp. 2006 Incentive Compensation Plan, which we refer to as the 2006 plan (a copy of which is attached as Annex A hereto), and recommended that it be submitted to our shareholders for their approval at the next annual meeting. The 2006 plan was recommended to our board of directors for approval by our compensation committee on September 7, 2006.

The terms of the 2006 plan provide for grants of stock options, stock appreciation rights or SARs, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property.

The purpose of the 2006 plan is to provide a means for us and our subsidiaries and other designated affiliates, which we refer to as related entities, to attract key personnel to provide services to us and the related entities, as well as to provide a means whereby those key persons can acquire and maintain stock ownership, thereby strengthening their commitment to our welfare and the welfare of our related entities and promoting the mutuality of interests between participants and our shareholders. A further purpose of the 2006 plan is to provide participants with an additional incentive and to reward opportunities designed to enhance our profitable growth and that of our related entities, and provide participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

The effective date of the 2006 plan will be the date on which the 2006 plan is approved by our company’s shareholders. As of the date of this proxy statement, no awards have been granted under the 2006 plan. After the effective date of the 2006 plan, no further awards may be made under the Devcon International Corp. 1999 Stock Option Plan.

Shareholder approval of the 2006 plan is required (i) to comply with specified exclusions from the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as described below, (ii) for the 2006 plan to be eligible under the “plan lender” exemption from the margin requirements of Regulation G promulgated under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (iii) to comply with the incentive stock options rules under Section 422 of the Code, and (iv) for purposes of complying with the shareholder approval requirements for the listing of shares on the Nasdaq.

The following is a summary of certain principal features of the 2006 plan. This summary is qualified in its entirety by reference to the complete text of the 2006 plan. Shareholders are urged to read the actual text of the 2006 plan in its entirety, which is set forth as Annex A to this proxy statement.

Shares Available for Awards; Annual Per-Person Limitations

Under the 2006 plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2006 plan shall be equal to 800,000 shares, plus the number of shares with respect to which awards previously granted thereunder that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The total number of shares of our common stock that may be granted under the 2006 plan represents approximately 13.2% of the issued and outstanding shares, on a fully diluted, fully converted basis as of the record date. In addition, as previously disclosed, we anticipate issuing 45,000 shares of our to-be-authorized Series A convertible preferred stock on or about October 20, 2006, which preferred will be convertible into 4,716,981 shares of our common stock. As a result, the percentage of shares of our common stock represented by the 2006 plan would decrease from 13.2% to 7.4%.

Of that total number, not more than 400,000 may be used for awards under the 2006 plan other than stock options or stock appreciation rights.

Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2006 plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit.

In addition, the 2006 plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year no participant may be granted (i) options or stock appreciation rights with respect to more than 200,000 shares, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 200,000 shares, subject to adjustment in some circumstances. The maximum amount that may be earned by any one participant as a performance unit in respect of a performance period of one year is $1,500,000 and the maximum amount that may be earned by one participant as a performance unit in respect of a performance period greater than one year is $1,500,000 multiplied by the number of full years in the performance period.

The Compensation Committee of our board of directors, which we refer to as the Committee, is to administer the 2006 plan. See “Administration.” The Committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive awards under the 2006 plan are our officers, directors, employees, consultants and other persons who provide services to us or any related entities. An employee on leave of absence may be considered as still in our employ or in the employ of a related entity for purposes of eligibility for participation in the 2006 plan.

Administration

Subject to the terms of the 2006 plan, the Committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 plan and make all other determinations that may be necessary or advisable for the administration of the 2006 plan.

Stock Options and SARs

The Committee is authorized to grant stock options, including both incentive stock options or ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but must not be less than the fair market value of a share of our common stock on the date of grant. For purposes of the 2006 plan, the term “fair market value” means the fair market value of our common stock, awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee or our board of directors, the fair market value of our common stock as of any given date shall be the closing sales price per share of our common stock as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or service generally are fixed by the Committee, except that no option or SAR may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months (or that the Committee otherwise determines will not result in a financial accounting charge to us), outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

Restricted and Deferred Stock

The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of our shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of specified terminations of employment or service, prior to the end of a restricted period specified by the Committee. A participant granted restricted stock generally has all of the rights of one of our shareholders, unless otherwise determined by the Committee. An award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, and may be subject to possible forfeiture of the award in the event of specified terminations of employment prior to the end of a specified restricted period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 2006 plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards

The Committee is authorized to grant awards under the 2006 plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the Committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee determines the terms and conditions of such awards.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the 2006 plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock or other awards upon achievement of certain preestablished performance goals and subjective individual goals during a specified fiscal year. Performance awards may be valued by reference to a designated number of our shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such awards as “performance-based compensation” not subject to our limitation on tax deductibility under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the Securities and Exchange Commission by reason of that person being among the four highest compensated officers of ours as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee, not our board of directors.

Subject to the requirements of the 2006 plan, the Committee will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. One or more of the following business criteria for us, on a consolidated basis, and/or for our related entities, or for business or geographical units of ours and/or a related entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for performance awards to “covered employees” that are intended to qualify under Section 162(m): (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on assets, net assets, investment, capital, operating revenue or equity; (6) economic value added; (7) direct contribution; (8) income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of our company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to our company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation, (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards or other property, in the sole discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2006 plan. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2006 plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.

Awards under the 2006 plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in exchange for other awards under the 2006 plan or under other Devcon plans, or other rights to payment from us, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control

The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and if so provided in the award agreement, vesting shall occur automatically in the case of a “change in control” of Devcon, as defined in the 2006 plan (including the cash settlement of SARs which may be exercisable in the event of a change in control). In addition, the Committee may provide in an award agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.”

For purposes of the 2006 plan, unless otherwise specified in an Award agreement, a “change in control” means the occurrence of any of the following:

(i)	The acquisition by any “Person” (as that term is used in the Securities Exchange Act of 1934) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Securities

Exchange Act of 1934) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of our company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of our company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a change in control: (v) any acquisition directly from our company; (w) any acquisition by our company; (x) any acquisition by any Person that as of the effective date of the 2006 plan owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by our company or any related entities; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)	During any period of two (2) consecutive years (not including any period prior to the effective date of the 2006 plan) individuals who constitute the Board on the effective date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date whose election, or nomination for election by our company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving our company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of our company, or the acquisition of assets or stock of another entity by our company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns our company or all or substantially all of our company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of our company or such corporation resulting from such Business Combination or any Person that as of the effective date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or

(iv)	Approval by the shareholders of our company of a complete liquidation or dissolution of our company.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue or terminate the 2006 plan or the Committee’s authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Thus, shareholder approval may not necessarily be required for every amendment to the 2006 plan which might increase the cost of the 2006 plan or alter the eligibility of persons to receive awards. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our board of directors, the 2006 plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the 2006 plan, (b) termination of the 2006 plan by our board of directors or (c) the tenth anniversary of the effective date of the 2006 plan. Awards outstanding upon expiration of the 2006 plan shall remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The 2006 plan is not qualified under the provisions of section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the 2006 plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price. If the optionee is an employee of ours, that income will be subject to the withholding of federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The 2006 plan provides for the grant of stock options that qualify as “incentive stock options” as defined in section 422 of the Code, which we refer to as ISOs. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the Required Holding Period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a Disqualifying Disposition, the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a

Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2006 plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2006 plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

We may grant SARs separate from any other award, which we refer to as Stand-Alone SARs, or in tandem with options, which we refer to as Tandem SARs, under the 2006 plan. Generally, the recipient of a StandAlone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for federal tax purposes measured by the excess of then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs. Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the dividend equivalent award received. We will generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. We intend that awards granted to employees under the Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, may be granted in a manner that will qualify as such “performance-based compensation,” so that such awards would not be subject to the Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that options under the 2006 plan will qualify as “performance-based compensation” that are fully deductible by us under Section 162(m).

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DEVCON 2006 INCENTIVE

COMPENSATION PLAN.

INDEPENDENT AUDITORS

Change in Independent Registered Public Accounting Firm

The firm of KPMG LLP, independent registered public accounting firm, has been our auditor since 1980 and has advised us that the firm does not have any direct financial interest or indirect financial interest in us or any of our subsidiaries, nor has this firm had any such interest in connection with us or our subsidiaries during the past four years, other than in its capacity as our independent registered public accounting firm. On June 26, 2006, our audit committee unanimously determined and recommended to dismiss KPMG as our independent registered public accounting firm. The decision to dismiss KPMG was approved by our board of directors. On June 26, 2006, we informed KPMG’s representatives of their dismissal, which became effective as of such date.

The audit reports of KPMG on our financial statements as of and for the years ended December 31, 2004 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2004 and 2005 and the subsequent interim period through June 26, 2006, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its reports on the financial statements for such years.

In connection with the audits of the two fiscal years ended December 31, 2004 and 2005, and the subsequent interim period through June 26, 2006, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that, in connection with the completion of its audit of, and the issuance of an unqualified report on our consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, KPMG communicated to our management and audit committee that certain matters involving our internal controls were considered to be “material weaknesses,” as defined under the standards established by the Public Company Accounting Oversight Board, or PCAOB. In 2005, these matters pertained to (i) inadequate polices and procedures with respect to review and oversight of financial results to ensure that accurate consolidated financial statements were prepared and reviewed on a timely basis, (ii) inadequate number of individuals with experience concerning generally accepted accounting principles, or GAAP, and (iii) inadequate review of account reconciliations, analyses and journal entries. In 2004, these matters pertained to inadequate controls pertaining to review and oversight of certain subsidiary financial results.

We have authorized KPMG to respond fully to the inquiries of the successor independent registered certified public accounting firm concerning the subject matter of each of the material weaknesses discussed above.

We provided a copy of the above statements to KPMG and requested and received from KPMG a letter addressed to the Securities and Exchange Commission stating whether or not KPMG agreed with such statements.

On June 26, 2006, we appointed Berenfeld, Spritzer, Shechter & Sheer, CPAs, or BSS&S, as our independent registered public accounting firm. The decision to engage BSS&S was unanimously determined and recommended by the audit committee and approved by our board of directors. The audit committee will pre-approve any services to be provided by BSS&S, which will only be audit services and permissible non-audit services.

During fiscal years ended December 31, 2004 and 2005 and through June 26, 2006, neither us nor anyone acting on our behalf consulted with BSS&S regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

The following table presents fees for professional services rendered by our former independent registered public accounting firm, KPMG LLP, for the audit of our annual consolidated financial statements and internal control over financial reporting for the years ended December 31, 2005 and 2004, together with fees billed for other services rendered by KPMG during those periods.

	2005	2004
Audit Fee (1)	$681,100	$624,000
Audit-Related Fees (2)	68,000	—
Tax Fees	—	—
All Other Fees (3)	$1,500	$—

Total Fees	750,600	624,000

(1)	Audit fees consist principally of the audit of the consolidated financial statements included in our annual report on Form 10-K and the review of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees include review of our 8-K filings and proxy statement and comfort letter preparation.
(3)	All other services include the license to accounting research online, KPMG’s online accounting research product.

Audit-Related Fees; Tax Fees; Financial Information Systems Design and Implementation Fees; All Other Fees

KPMG did not provide any consulting services, audit-related services or services related to tax issues, financial information systems design and implementation or any other matter, except for audit fees, during 2005 or 2004.

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of these services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee’s charter provides the audit committee with authority to pre-approve all audit and allowable non-audit services to be provided to us by our outside auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to the auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement; and

(iii)	these services are promptly brought to the attention of the audit committee and are approved by the audit committee prior to completion of the audit for that fiscal year.

The audit committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the audit committee so long as any decision made by that member or those members is presented to the full audit committee at its next regularly scheduled meeting.

The audit committee annually reviews the performance of our independent registered public accounting firm and the fees charged for its services.

The audit committee of our board of directors has considered whether the provision of the above-described services was compatible with maintaining KPMG’s independence and believes the provision of such services was not incompatible with maintaining this independence.

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total shareholder return on our common stock over the last five fiscal years as compared to the total returns of the Nasdaq stock market index, the Dow Jones building material index, the initial peer group, and the S&P Small Cap 600 Diversified & Professional Services, or the additional peer group. We determined to use the additional peer group this year because we believe that the additional peer group when viewed together with the initial peer group more closely reflects our business, which consists of our electronic security services division, materials division and construction division. As a result, we believe the graph provides a more meaningful comparison of stock performance. In accordance with Securities and Exchange Commission rules, the graph includes both the old and additional peer groups. Returns are based on the change in year-end to year-end price and assume reinvested dividends. The graph assumes $100 was invested on December 31, 2000 in our common stock, the Nasdaq stock market index, the initial peer group and the additional peer group.

	Cumulative Total Return
	2000	2001	2002	2003	2004	2005
Devcon International Corp	$100.00	$93.09	$96.29	$101.82	$101.82	$150.40
Nasdaq Stock Market (U.S.)	$100.00	$79.86	$56.61	$84.12	$84.12	$93.72
Dow Jones U.S. Building Materials	$100.00	$101.96	$89.14	$121.69	$121.69	$173.70
S&P Small Cap Diversified & Professional Services	$100.00	$103.47	$87.66	$113.06	$113.06	$127.49

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2007 annual meeting of shareholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by us on or before June 13, 2007.

Under our bylaws, nominations for director may be made only by our board of directors or a committee of our board of directors, or by a shareholder entitled to vote who delivers notice to us not less than 120 days nor more than 180 days prior to the first anniversary of the date of the notice of the preceding year’s annual meeting unless the date of the annual meeting is scheduled to be more than 30 days earlier than the date set forth in the previous year’s proxy statement. A copy of the full text of the bylaws discussed above may be obtained by writing to our Corporate Secretary at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

After the June 13, 2007 deadline, shareholders interested in presenting a proposal for consideration at the 2007 annual meeting of shareholders may submit the proposal and present it at the 2007 annual meeting, but we are not obligated to include the proposal in our proxy materials. Rule 14a-4 of the Securities and Exchange Commission’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders if we do not have notice of the matter at least 45 days before the date corresponding to the date on which we first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in our bylaws. Accordingly, for our 2007 annual meeting of shareholders, a shareholder must submit such written notice to the corporate secretary on or before August 27, 2007.

Send all proposals to our Corporate Secretary at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

By Order of the Board of Directors,

Stephen J. Ruzika Chief Executive Officer and President

Boca Raton, Florida

October 11, 2006

ANNEX A

DEVCON INTERNATIONAL CORP.

2006 INCENTIVE COMPENSATION PLAN

DEVCON INTERNATIONAL CORP.

2006 INCENTIVE COMPENSATION PLAN

i

DEVCON INTERNATIONAL CORP.

2006 INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this DEVCON INTERNATIONAL CORP. 2006 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist Devcon International Corp., a Florida corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” shall, with respect to any Participant have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” means a Change in Control as defined with related terms in Section 9(b) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l) “Covered Employee” means an Eligible Person who is a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(m) “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

(n) “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r) “Effective Date” means the effective date of the Plan, which shall be the Shareholder Approval Date.

(s) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v) “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(x) “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Nasdaq Stock Market or any national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(y) “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) of the Plan.

(z) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(aa) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(bb) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(cc) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(dd) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(h).

(ee) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(ff) “Performance Share” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(gg) “Performance Unit” means any grant pursuant to Section 6(h) of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(hh) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(ii) “Prior Plan” means the Devcon International Corp. 1999 Stock Option Plan.

(ii) “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(jj) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(kk) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(ll) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(mm) “Shareholder Approval Date” means the date on which this Plan is approved shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed on quoted, and other laws, regulations and obligations of the Company applicable to the Plan.

(nn) “Shares” means the shares of common stock of the Company, par value $.10 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(oo) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(pp) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(qq) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of other Eligible Persons or Participants.

(b) Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 800,000, of which not more than 400,000 shall be available for Awards other than Options or Stock Appreciation Rights. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Award. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash (such as cash-only Stock Appreciation Rights), the number of Shares to which such Award relates, exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(c)(v) below.

(ii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such option or other award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the

Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(iv) Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the delivery of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

(d) No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Shareholder Approval Date.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than 200,000 Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 200,000 Shares. In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is (x) $1,500,000 with respect to any 12 month Performance Period and (y) with respect to any Performance Period that is more than 12 months, $1,500,000 multiplied by the number of full years in the Performance Period.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value a Share on the date such Incentive Stock Option is granted.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c), the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing, without shareholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the Restriction Period, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Shares distributed in connection with a gstock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents in connection with another Award granted to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each

Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the Nasdaq Stock Market or any national securities exchange on which the Company’s securities are listed for trading and, if not listed for trading on either the Nasdaq Stock Market or a national securities exchange, then the rules of the Nasdaq Stock Market. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Code Section 409A. If and to the extent that the Committee believes that any Awards may constitute a “nonqualified deferred compensation plan” under Section 409A of the Code, the terms and conditions set forth in the Award Agreement for that Award shall be drafted in a manner that is intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code.

8. Code Section 162(m) Provisions.

(a) Covered Employees. The Committee, in its discretion, may determine at the time an Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, that the provisions of this Section 8 shall be applicable to such Award.

(b) Performance Criteria. If an Award is subject to this Section 8, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; and (13) debt reduction. Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company. The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

(c) Performance Period; Timing For Establishing Performance Goals . Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period no shorter than 12 months and no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(d) Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e) Committee Certification . No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as “performance based compensation” under Code Section 162(m).

9. Change in Control.

(a) Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i) Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii) Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

(iv) Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, then each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall not be accelerated as described in Sections 9(a)(i), (ii) and (iii). For the purposes of this Section 9(a)(iv), an Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right,

Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change of Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10. General Provisions

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii) Adjustments in Case of Certain Corporate Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption or substitution for, as those terms are defined in Section 9(b)(iv) hereof, the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything to the contrary, the Committee shall be authorized to amend any outstanding Option and/or Stock Appreciation Right to reduce the exercise price or grant price without the prior approval of the shareholders of the Company. In addition, the Committee shall be authorized to cancel outstanding Options and/or Stock Appreciate Rights replaced with Awards having a lower exercise price without the prior approval of the shareholders of the Company.

(f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflict of laws, and applicable federal law.

(k) Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(l) Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval, within 12 months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may not be granted under the Plan prior to the Shareholder Approval Date. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the date on which the Plan is approved by the Board. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

DEVCON INTERNATIONAL CORP.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY – 2006 ANNUAL MEETING OF SHAREHOLDERS – NOVEMBER 10, 2006

The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the “Company”), does hereby appoint Stephen J. Ruzika and George M. Hare, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at our 2006 Annual Meeting of Shareholders to be held at 11:00 a.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, on Friday, November 10, 2006, and at any adjournment(s), or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

1.	PROPOSAL 1.

Election of nine (9) members to the Company’s Board of Directors to serve until the 2007 annual meeting or until their successors have been duly elected and qualified.

☐	VOTE FOR all nine (9) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

☐	VOTE WITHHELD from all nominees.

2.	PROPOSAL 2.

Proposal to approve, adopt and ratify the Devcon International Corp. 2006 Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the annual meeting.

(Continued and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2006 Annual Meeting of Shareholders and Proxy Statement, both dated October 11, 2006, and the Company’s 2006 Annual Report to Shareholders.

Please indicate if you pan to attend this meeting:	Yes ☐ No ☐

Dated:

Print Name	Signature

Print Name(s)	Signature (if held jointly)

NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.